FOR IMMEDIATE RELEASE

CORE LAB REPORTS THIRD QUARTER 2018 RESULTS FROM CONTINUING OPERATIONS:

•	REVENUE OF $182.1 MILLION, UP 12% YEAR-OVER-YEAR

•	OPERATING MARGINS OF 19%; EX-ITEMS 20%, UP OVER 360 BPS YEAR-OVER-YEAR

•	EPS OF $0.50; $0.64 EX-ITEMS, UP 39% YEAR-OVER-YEAR

•	COMPANY POSTS OILFIELD SERVICE-LEADING ROIC OF 28%

•	COMPANY TOTAL SHAREHOLDER RETURNS OUTPACING OSX YEAR-TO-DATE

AMSTERDAM (24 October 2018) - Core Laboratories N.V. (NYSE: "CLB US" and Euronext Amsterdam: "CLB NA") ("Core", "Core Lab", or the "Company") reported that continuing operations resulted in third quarter 2018 revenue of $182,100,000, up 12% year-over-year, with operating income of $34,900,000, up 31% year-over-year, and earnings per diluted share ("EPS") of $0.50, all in accordance with U.S. generally accepted accounting principles ("GAAP"); EPS, ex-items, a non-GAAP financial measure, increased 39% year-over-year to $0.64. Reconciliations of non-GAAP financial measures are included in the attached financial tables.

Operating margins for the Company increased over 360 basis points to 20% with incremental margins of 51%, ex-items, year-over-year. The expanding year-over-year operating margins are the result of higher technology services and products being requested by Core’s technologically sophisticated client base and increased utilization of the Company’s services and products, particularly in the U.S market.

Core’s Board of Supervisory Directors ("Board") and the Company’s Executive Management continue to focus on strategies that maximize return on invested capital ("ROIC") and free cash flow ("FCF"), a non-GAAP financial measure defined as cash from operations less capital expenditures, while exercising capital discipline, factors which have high correlation with maximizing total shareholder return. Core’s asset-lite business model promotes asset efficiency, designed to produce more predictable, superior long-term, and sustainable ROIC. Bloomberg’s calculations using the latest comparable data available indicate that Core’s ROIC of 28% is the highest for all major companies in its oilfield service Comp Group.

Segment Highlights

Reservoir Description

Reservoir Description is heavily exposed to international and offshore activity levels. Over 80% of its revenue is sourced outside the U.S., where core, reservoir fluid and derived product samples originate from international projects. Delays in the recovery of international and deepwater field development activity impacted and delayed revenue opportunities for the Company’s Reservoir Description segment during the third quarter of 2018. Revenue in the third quarter of 2018 was $103,600,000 with operating income on a

GAAP basis of $15,000,000. Operating income, ex-items, was $15,300,000, yielding operating margins of 15%, all slightly higher year-over-year and sequentially.

International industry activity has been effectively flat year-over-year and year-to-date. In addition to the muted activity in international markets, the Gulf of Mexico ("GOM") and other deepwater provinces have also been slow to recover. However, Core is encouraged by the continued increase in client conversations regarding new international and offshore projects for 2019.

Core Lab’s proprietary Dual Energy Computed Tomography ("DECT") technology is currently being used by several clients in the Asia Pacific region to calculate net-pay in thin-bedded, highly-laminated sandstone reservoirs. Thinly-bedded reservoirs introduce several challenges to geologists and petrophysicists, often resulting in errors in net-pay determination and, consequently, reserve calculations. This is due to the limitations of bed resolution from wireline logs, as well as inconsistent methodologies. Highly accurate net-pay determinations measure the cumulative thickness of productive sand in a stratigraphic zone by excluding non-productive sedimentary beds and lamina from the gross pay interval. Core’s proprietary DECT scanner-based deliverables generate millimeter-scale three dimensional images and accompanying high-resolution petrophysical logs on cored intervals by calibrating DECT information to the vast library of physical measurements available in Core Lab’s proprietary database. The DECT deliverables from Core are more detailed than down-hole logs and provide better bed resolution, as well as accurate information on rock properties such as lithology, porosity, density, rock strength and acoustic properties.

The analysis of reservoir fluids (crude oil, natural gas and water) continues to be an important driver of Reservoir Description results, representing more than 60% of total revenue for the segment. Understanding the properties of these fluids is key to predicting hydrocarbon recovery over the life of a field. Pressure-Volume-Temperature ("PVT") data sets are used to determine the phase behavior of hydrocarbons at reservoir conditions. These data sets can be employed to determine Enhanced Oil Recovery ("EOR") opportunities. During the quarter, Core Laboratories' Middle Eastern operations were engaged by a major national oil company to conduct advanced PVT studies to determine the potential injection options for a large-scale EOR program. Although these fields are naturally prolific, they are not exempt from physical laws affecting reservoirs and their inevitable decline. Utilizing Core's proprietary fully visual PVT cells, Core's scientists precisely measured pressure, volume and temperature variations as a function of injection options and compositional changes. The analytical program will enable the operator to implement the optimal injection strategy to sustain current production levels and maximize ultimate recovery over the life of the program.

Production Enhancement

Production Enhancement operations, largely focused on complex completions in unconventional tight-oil reservoirs in the U.S. and conventional offshore development projects, posted third quarter 2018 revenue of $78,500,000, up 28% year-over-year. Operating income was $19,200,000 while operating income, ex-items, was $20,300,000, up 69% year-over-year, while operating margins, ex-items, expanded over 630 basis points year-over-year to 26%. Incremental margins expanded to 48% year-over-year as a result of client demand for Core's technological solutions using enhanced completion techniques.

The year-over-year improvement of both operating and incremental margins indicates that Core continues to create and increase market share in the high technology space for unconventional completions. Core's FLOWPROFILERTM EDS completion diagnostic technology continues to capture market share from low technology/commodity tracer providers for unconventional reservoirs in the U.S. and Canada. In addition, the combination of Core's patented and proprietary energetics and perforating systems now lead the market dynamics for ultra-high end completions in unconventional reservoirs.

Also in the third quarter of 2018, an offshore GOM operator engaged Core Lab to solve a unique flowback problem that was compromising surface facilities and production from two co-mingled wells. Core brought together expertise from its Reservoir Description and Production Enhancement segments to address the problem. The Reservoir Description unit provided geological laboratory analysis to determine that the flowback material consisted of both formation solids and ceramic proppant. Because the two wells in question used unique types of ceramic proppant, elemental analysis of the proppant could be used to identify the source of the produced solids. This elemental fingerprint revealed which well had a failed gravel pack. This timely analysis enabled the operator to take remedial actions, significantly reducing crude oil production downtime and eliminating the flowback issue. Moreover, the operator has since used Core’s SPECTRASTIMTM, SPECTRASCAN® and PACKSCAN® technologies on subsequent wells to ensure gravel pack integrity.

In the third quarter of 2018, Core Laboratories completed the acquisition of Guardian Global Technologies Ltd. ("Guardian"). Guardian, based in Pyle, Wales, is a technologically sophisticated designer and manufacturer of downhole instrumentation utilized by international oil and gas operators for well completions. Guardian’s downhole technologies are designed to systemize, simplify, automate, and de-risk the deployment of perforating systems. With over 20 years of technology development for the worldwide oil and gas industry, these downhole technologies will significantly enhance Core’s Production Enhancement operations and its ability to bring new and innovative product offerings to Core’s clients.

The acquisition of Guardian expands Core’s portfolio of proprietary and patented Production Enhancement technologies. The acquired technologies fully complement Core’s integrated approach to perforating oil and gas wells, allowing Core to provide a proprietary top to bottom perforating tool string. Core Lab expects Guardian’s addressable downhole capabilities, combined with Core’s differentiated perforating systems and energetics, to lead to the introduction of disruptive product solutions in 2019, expanding its participation in the multi-billion dollar perforating market.

During the third quarter of 2018, a West Texas-based operator was experiencing issues with high breakdown pressures on a horizontal unconventional well while using traditional shaped charges. Core Lab provided a customized solution utilizing its unique HERO®PerFRAC perforating charges in combination with its patented Kodiak Enhanced Perforating System™ ("Kodiak"). The pairing of these proprietary Core Lab technologies generates both industry-leading consistent hole sizes in a radial fashion, as well as a closely sequenced secondary energetic event that is highly effective at fracturing the formation in the near-wellbore area. The operator changed their cluster design during the completion to accommodate this enhanced perforating strategy. The combination of HERO®PerFRAC and Kodiak technologies lowered the breakdown pressures by a significant margin and allowed the operator to stimulate the target zone at an optimal rate. This resulted in the placement of higher concentrations of frac fluid and proppant, which, in turn, yielded greater Stimulated Reservoir Volume ("SRV"). Greater SRV provides higher ROIC for Core’s clients and aligns with the industry trend of deploying technology to maximize production from unconventional reservoirs.

Free Cash Flow and Dividends

During the third quarter of 2018, Core continued to generate FCF, with cash from operations of $23,800,000 and capital expenditures of $4,100,000, yielding FCF of $19,700,000, representing more than 88% of net income from continuing operations. As revenue and business activities increase, as they have year-over-year, investment in working capital is also expected to increase. Core's free cash will continue to be returned to its shareholders via the Company’s regular quarterly dividend and opportunistic share repurchases.

On 13 July 2018, the Board announced a quarterly cash dividend of $0.55 per share of common stock, which was paid on 13 August 2018 to shareholders of record on 23 July 2018. Dutch withholding tax was deducted from the dividend at a rate of 15%.

On 9 October 2018, the Board announced a quarterly cash dividend of $0.55 per share of common stock, payable in the fourth quarter of 2018. The quarterly cash dividend will be payable on 20 November 2018 to shareholders of record on 19 October 2018. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Return On Invested Capital

Core Lab's ROIC of 28% is the highest of the peer group as compiled and reported by Bloomberg Financial ("Bloomberg"). The Company's Board has established an internal performance metric of achieving a leading relative ROIC performance compared with the oilfield service companies listed as Core's Comp Group by Bloomberg. The Company and its Board believe that ROIC is a leading long-term performance metric used by shareholders to determine the relative investment value of publicly traded companies. Further, the Company and its Board believe that shareholders will benefit if Core consistently performs at high levels of ROIC relative to its Comp Group.

According to the latest Comp Group financial information from Bloomberg, Core's ROIC is the highest of any comparably-sized oilfield service company (greater than $2 billion market capitalization). Comp Group companies listed by Bloomberg include Halliburton, Schlumberger, Oceaneering, National Oilwell Varco, RPC, TGS, and the Wood Group, among others. Core Lab is one of only two of the 23 companies listed in the Comp Group posting ROIC that exceeded their Weighted Average Cost of Capital.

Fourth Quarter 2018 Revenue and EPS Guidance

The Company's fourth quarter 2018 outlook is unchanged from the 8-K released on October 4, 2018.

Worldwide crude-oil markets are currently under-supplied, as seen in current global crude oil inventory and days-of-consumption-in-inventory data reported by the International Energy Agency ("IEA"). The IEA's most recent estimated worldwide demand projections remain strong with 1,300,000 and 1,400,000 additional barrels of oil per day needed in 2018 and 2019, respectively.

Renewed investment at a global level is critical in order to meet future supply needs. Oil company recognition of the need for investment is evidenced by the 25 - 30 final investment decisions ("FIDs") estimated to be announced in 2018, with approximately 25 announced year-to-date.

The Company believes fourth quarter 2018 international exploration and production activity levels will be flat, with most international development spending continuing to be funded largely from operating budgets. Core Lab expects fourth quarter international activity improvement to remain low, with slower than expected increases in the international rig count. The average fourth quarter 2018 U.S. rig count is projected to increase slightly sequentially, but the growth in onshore completion activity has flattened and drilled-but-uncompleted well inventory levels continue to rise. Any company exposed to completion activities will be impacted by these trends. Core Lab also believes the U.S. completion activity will decrease until transitory industry take-away constraints are resolved in the Permian Basin of West Texas.

Core is encouraged by the increased focus of its major clients on investments in technology that will yield higher shareholder returns. The exploration and production companies adopting value versus volume metrics tend to be the more technologically sophisticated operators and form the foundation of Core’s worldwide client base. Client planning for international and offshore projects is progressing and as these projects move forward, Core's activity sourced from these markets is expected to improve in 2019.

Reservoir Description international client project discussions continue to increase in alignment with FIDs announced year-to-date. Activity levels and revenue opportunities from FIDs and the emerging international recovery are expected to have a positive impact on financial performance in 2019. The revenue opportunity for Reservoir Description occurs once the well has been drilled and core and fluid samples are taken and analyzed.

Production Enhancement’s impact from the completion intensity trend should be evaluated basin-by-basin, for example, as other companies in the Oilfield Service sector have publicly discussed, take-away constraints in the Permian are having a negative impact on completion activity. As the operators shift activity to other regions/basins outside the Permian, Core is capable of responding quickly as diagnostic services are mobile and the distribution network provides completion products and diagnostic services to all basins throughout the U.S.

As the industry moves through the fourth quarter of 2018, Core's outlook for international activity remains flat and sees a decline in completion activity due to Permian take-away constraints when compared to third quarter 2018.

Therefore, Core expects consolidated fourth quarter 2018 revenue of approximately $173,000,000 to $176,000,000 and operating income of approximately $28,000,000 to $31,000,000, yielding operating margins of 17%. Using the projected fourth quarter operating income and an effective tax rate of 15%, Core projects an EPS of $0.48 to $0.54. Depending on the many variables that factor into the calculation of the effective tax rate, Core anticipates its 2019 effective tax rate could be approximately 20%.

Monty L. Davis to Retire at End of 2018

Monty L. Davis, Core Lab’s Chief Operating Officer ("COO") and Senior Vice President, notified the Company that after 36 years of service, he intends to retire at the end of 2018.    Mr. Davis was promoted to COO in 1998 and since that time has led the operational performance of Core’s two business segments, Reservoir Description and Production Enhancement, in addition to Business Development.  During his time as COO, Mr. Davis led the achievement of creating an operational structure which focused on innovative and differentiated technological solutions to meet Core’s clients’ needs.  By doing so, Mr. Davis and his operational team drove industry-leading operating margins and free cash flow. In addition to the financial achievements, Core Lab has been recognized by receiving the EnergyPoint Research Customer Satisfaction AwardTM which is a symbol of excellence in the oil and gas industry for delivering outstanding customer service. Core Lab is ranked number one in Total Customer Satisfaction for all of Oilfield Services by the Energy Point Research, Inc. survey with rankings based upon feedback from qualified respondents at domestic and global exploration and production companies and other upstream professionals and organizations. Mr. Davis led the development of the Operations and Business Development teams that achieved these results and that will take the company into the future. Over the last 20 years, Mr. Davis has been part of the senior management team, which drove Core Lab’s total shareholder return to levels outperforming every member of the OSX. The driver for the outsized performance has been their strategic and strict adherence to the Company’s three financial tenets and three growth strategies initiated when Core Lab became a public company.

Effective January 1, 2019, Lawrence Bruno, the Company’s President, will also serve as the Company's COO.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's third quarter 2018 earnings announcement. The call will begin at 7:30 a.m. CDT / 2:30 p.m. CEST on Thursday, 25 October 2018. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description and production enhancement services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2017 Form 10-K filed on 12 February 2018 and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com. Connect with Core Lab on Facebook, LinkedIn and YouTube.

For more information, contact:
Gwen Schreffler - SVP Corporate Development and Investor Relations, +1 713 328 6210

###

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended			% Variance
	9/30/2018	6/30/2018	9/30/2017	vs.Q2-18	vs.Q3-17
REVENUE	$182,146	$175,475	$162,887	3.8%	11.8%

OPERATING EXPENSES:
Costs of services and sales	128,179	123,773	118,361	3.6%	8.3%
General and administrative expenses	13,278	12,202	11,887	8.8%	11.7%
Depreciation and amortization	5,680	5,868	5,993	(3.2)%	(5.2)%
Other (income) expense, net	130	183	(23)	NM	NM
Total operating expenses	147,267	142,026	136,218	3.7%	8.1%

OPERATING INCOME	34,879	33,449	26,669	4.3%	30.8%
Interest expense	3,278	3,296	2,707	(0.5)%	21.1%
Income from continuing operations before income tax expense	31,601	30,153	23,962	4.8%	31.9%
Income tax expense	9,404	5,020	3,595	87.3%	161.6%
Net income from continuing operations	22,197	25,133	20,367	(11.7)%	9.0%
Net income (loss) from discontinued operations	208	(328)	686	NM	NM
Net income	22,405	24,805	21,053	(9.7)%	6.4%
Net income (loss) attributable to non-controlling interest	(7)	53	(33)	NM	NM
Net income attributable to Core Laboratories N.V.	$22,412	$24,752	$21,086	(9.5)%	6.3%

Diluted Earnings Per Share from continuing operations:	$0.50	$0.57	$0.46	(12.3)%	8.7%

Weighted Avg Diluted Common Shares Outstanding	44,591	44,493	44,332	0.2%	0.6%

Effective Tax Rate	30%	17%	15%	NM	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$103,609	$102,107	$101,442	1.5%	2.1%
Production Enhancement	78,537	73,368	61,445	7.0%	27.8%
Total	$182,146	$175,475	$162,887	3.8%	11.8%

Operating income:
Reservoir Description	$14,956	$14,760	$14,621	1.3%	2.3%
Production Enhancement	19,243	18,427	12,165	4.4%	58.2%
Corporate and Other	680	262	(117)	NM	NM
Total	$34,879	$33,449	$26,669	4.3%	30.8%

"NM" means not meaningful

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Nine Months Ended		% Variance
	9/30/2018	9/30/2017

REVENUE	$527,639	$477,708	10.5%

OPERATING EXPENSES:
Costs of services and sales	371,270	345,016	7.6%
General and administrative expenses	38,189	35,743	6.8%
Depreciation and amortization	17,366	18,486	(6.1)%
Other (income) expense, net	170	900	NM
Total operating expenses	426,995	400,145	6.7%

OPERATING INCOME	100,644	77,563	29.8%
Interest expense	9,694	8,017	20.9%
Income from continuing operations before income tax expense	90,950	69,546	30.8%
Income tax expense	19,697	10,233	92.5%
Net income from continuing operations	71,253	59,313	20.1%
Net income (loss) from discontinued operations	(466)	2,131	NM
Net income	70,787	61,444	15.2%
Net income attributable to non-controlling interest	96	10	NM
Net income attributable to Core Laboratories N.V.	$70,691	$61,434	15.1%

Diluted Earnings Per Share from continuing operations:	$1.60	$1.34	19.4%

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	44,613	44,335	0.6%

Effective Tax Rate	22%	15%	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$306,525	$310,650	(1.3)%
Production Enhancement	221,114	167,058	32.4%
Total	$527,639	$477,708	10.5%

Operating income:
Reservoir Description	$44,473	$49,231	(9.7)%
Production Enhancement	55,357	28,633	93.3%
Corporate and Other	814	(301)	NM
Total	$100,644	$77,563	29.8%

"NM" means not meaningful

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(Unaudited)

				% Variance
ASSETS:	9/30/2018	6/30/2018	12/31/2017	vs.Q2-18	vs Q4-17

Cash and Cash Equivalents	$14,100	$13,021	$14,400	8.3%	(2.1)%
Accounts Receivable, net	143,325	136,148	133,097	5.3%	7.7%
Inventory	47,215	39,855	33,317	18.5%	41.7%
Other Current Assets	34,485	36,638	26,613	(5.9)%	29.6%
Total Current Assets	239,125	225,662	207,427	6.0%	15.3%

Property, Plant and Equipment, net	121,945	122,787	123,098	(0.7)%	(0.9)%
Intangibles, Goodwill and Other Long Term Assets, net	305,527	256,295	254,287	19.2%	20.2%
Total Assets	$666,597	$604,744	$584,812	10.2%	14.0%

LIABILITIES AND EQUITY:

Short-Term Debt & Lease Obligations
Accounts Payable	$41,012	$45,278	$41,697	(9.4)%	(1.6)%
Other Current Liabilities	62,497	55,313	58,879	13.0%	6.1%
Total Current Liabilities	103,509	100,591	100,576	2.9%	2.9%

Long-Term Debt & Lease Obligations	295,745	241,687	226,989	22.4%	30.3%
Other Long-Term Liabilities	105,931	104,692	108,515	1.2%	(2.4)%

Total Equity	161,412	157,774	148,732	2.3%	8.5%
Total Liabilities and Equity	$666,597	$604,744	$584,812	10.2%	14.0%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(amounts in thousands)
(Unaudited)

	Three Months Ended
	9/30/2018	6/30/2018	9/30/2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income from continuing operations	$22,197	$25,133	$20,367
Income (loss) from discontinued operations	208	(328)	686
Net Income	22,405	24,805	21,053
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	6,141	6,101	5,760
Depreciation and amortization	5,680	5,810	5,993
Accounts Receivable	(6,547)	488	(961)
Inventory	(5,008)	(3,427)	1,130
Accounts Payable	(6,011)	806	(6,136)
Other adjustments to net income	7,183	(7,593)	3,040
Net cash provided by operating activities	$23,843	$26,990	$29,879

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	$(4,148)	$(7,472)	$(4,902)
Other investing activities	(47,403)	(1,226)	(435)
Net cash used in investing activities	$(51,551)	$(8,698)	$(5,337)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt borrowings	$(23,000)	$(28,000)	$(22,000)
Proceeds from debt borrowings	77,000	36,000	22,000
Dividends paid	(24,294)	(24,312)	(24,271)
Repurchase of treasury shares	(817)	(650)	(809)
Other financing activities	(102)	(1,553)	—
Net cash used in financing activities	$28,787	$(18,515)	$(25,080)

NET CHANGE IN CASH AND CASH EQUIVALENTS	1,079	(223)	(538)
CASH AND CASH EQUIVALENTS, beginning of period	13,021	13,244	14,318
CASH AND CASH EQUIVALENTS, end of period	$14,100	$13,021	$13,780

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(amounts in thousands)
(Unaudited)

	Nine Months Ended
	9/30/2018	9/30/2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income from continuing operations	$71,253	$59,313
Income (loss) from discontinued operations	(466)	2,131
Net Income	$70,787	$61,444
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	18,533	17,323
Depreciation and amortization	17,366	18,486
Accounts Receivable	(11,972)	(15,488)
Inventory	(12,121)	(796)
Accounts Payable	(2,571)	2,307
Other adjustments to net income	(6,096)	(4,921)
Net cash provided by operating activities	$73,926	$78,355

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	$(16,063)	$(14,264)
Other investing activities	(48,802)	(990)
Net cash used in investing activities	$(64,865)	$(15,254)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt borrowings	$(80,000)	$(89,000)
Proceeds from debt borrowings	150,000	106,000
Dividends paid	(72,929)	(72,861)
Repurchase of treasury shares	(4,777)	(8,197)
Other financing activities	(1,655)	(27)
Net cash used in financing activities	$(9,361)	$(64,085)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(300)	(984)
CASH AND CASH EQUIVALENTS, beginning of period	14,400	14,764
CASH AND CASH EQUIVALENTS, end of period	$14,100	$13,780

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables management, our investors and the public to more effectively evaluate the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded items. For this reason, we used certain non-GAAP measures that exclude these items; and we feel that this presentation provides the public a better understanding of the underlying operations' current period financial results on a more comparable basis to those reported in prior periods. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in Core Lab's financial statements and filings with the Securities and Exchange Commission.

Reconciliation of Net Income, Operating Income and Earnings Per Diluted Share
(amounts in thousands, except per share data)
(Unaudited)

	Operating Income from Continuing Operations
	Three Months Ended
	9/30/2018	6/30/2018	9/30/2017
GAAP reported	$34,879	$33,449	$26,669
Acquisition costs	656	—	—
Foreign exchange losses	1,135	654	139
Excluding specific items	$36,670	$34,103	$26,808

	Net Income from Continuing Operations
	Three Months Ended
	9/30/2018	6/30/2018	9/30/2017
GAAP reported	$22,197	$25,133	$20,367
Acquisition costs	462	—	—
Foreign exchange losses	799	545	118
Impact of higher tax rate [1]	4,925	508	—
Excluding specific items	$28,383	$26,186	$20,485

(1) 2018 Quarter 3 tax rate of 30%; guidance given at 15%. Quarter 3 includes several items discrete to the quarter along with changes in activity levels in jurisdictions with differing tax rates.
2018 Quarter 2 tax rate of 17%; guidance given at 15%

	Earnings Per Diluted Share from Continuing Operations
	Three Months Ended
	9/30/2018	6/30/2018	9/30/2017
GAAP reported	$0.50	$0.57	$0.46
Acquisition costs	0.01	—	—
Foreign exchange losses	0.02	0.01	—
Impact of higher tax rate [1]	0.11	0.01	—
Excluding specific items	$0.64	$0.59	$0.46

(1) 2018 Quarter 3 tax rate of 30%; guidance given at 15%. Quarter 3 includes several items discrete to the quarter along with changes in activity levels in jurisdictions with differing tax rates.
2018 Quarter 2 tax rate of 17%; guidance given at 15%

Segment Information
(amounts in thousands)
(Unaudited)

	Three Months Ended September 30, 2018
	Reservoir Description	Production Enhancement	Corporate and Other
Operating income	$14,956	$19,243	$680
Acquisition costs	—	656	—
Foreign exchange (gains) losses	314	395	426
Operating income excluding specific items	$15,270	$20,294	$1,106

	Three Months Ended June 30, 2018
	Reservoir Description	Production Enhancement	Corporate and Other
Operating income	$14,760	$18,427	$262
Foreign exchange losses	66	604	(16)
Operating income excluding specific items	$14,826	$19,031	$246

	Three Months Ended September 30, 2017
	Reservoir Description	Production Enhancement	Corporate and Other
Operating income	$14,621	$12,165	$(117)
Foreign exchange losses	258	(159)	40
Operating income excluding specific items	$14,879	$12,006	$(77)

Return on Invested Capital

Return on Invested Capital ("ROIC") is based on Bloomberg's calculation on the trailing four quarters from the most recently reported quarter and the balance sheet of the most recent reported quarter, and is presented based on our belief that this non-GAAP measure is useful information to investors and management when comparing our profitability and the efficiency with which we have employed capital over time relative to other companies. ROIC is not a measure of financial performance under GAAP and should not be considered as an alternative to net income.

ROIC of 28% is defined by Bloomberg as Net Operating Profit ("NOP") of $126 million less Cash Operating Taxes ("COT") of $15 million divided by Total Invested Capital ("TIC") of $398 million, where NOP is defined as GAAP net income before minority interest plus income tax expense plus Interest expense plus pension expense less pension service cost and COT is defined as income tax expense plus change in net deferred taxes plus the tax effect on Interest expense and TIC is defined as GAAP stockholder's equity plus net long-term debt plus allowance for doubtful accounts plus net balance of deferred taxes plus income tax payable.

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands)
(Unaudited)

	Three Months Ended	Nine Months Ended
	9/30/2018	9/30/2018
Net cash provided by operating activities	$23,843	$73,926
Capital expenditures	(4,148)	(16,063)
Free cash flow	$19,695	$57,863

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